Exhibit 6.16

FIRST AMENDED AND RESTATED BROKER-DEALER OFFERING AGREEMENT

This First Amended and Restated Offering Agreement (this “Agreement”) is entered into and effective as of the date of the last signature below (the “Effective Date”), by and between Central RoRo, LLC (“Issuer”), with its principal place of business at 829 N 1st Ave #201, Phoenix, Arizona 85003, and OpenDeal Broker LLC d/b/a The Capital R (“ODB”) (CRD# 291387), a Delaware limited liability company, with its principal place of business at 149 5th Ave, 10th Floor, New York, NY 10010 (each, a “Party,” and collectively, the “Parties”). This Agreement amends, restates, and supersedes in its entirety that certain Offering Agreement between the Parties dated October 10, 2025 (the “Original Agreement”), for the purpose of clarifying certain regulatory terms in the “Cash and Securities Commission” section of Schedule A thereto, including the treatment of any transfers of securities commissions in accordance with FINRA Rule 5110(e). As of the Effective Date, the Original Agreement shall be of no further force or effect. Unless otherwise required by the context, words used in the singular include the plural and words used in the plural include the singular.

1.	Engagement. The Issuer hereby engages ODB, a FINRA member broker-dealer registered with the Securities and Exchange Commission, as placement agent and platform to engage in capital raising efforts to host the Issuer’s offering and sale of the Issuer’s securities (“Securities”) under the registration exemption(s) specified in Section 2(a) below via the Republic Platform (defined below) (each an “Offering”, and if multiple, collectively the “Offerings”). ODB shall facilitate the Offerings and shall perform such further Services, as described herein and as further limited by the Republic Terms of Service (defined below).

2.	Services. ODB shall provide the following services to the Company (collectively the “Services”):

a.	Placement Services. Facilitate the Issuer’s contemplated Regulation A+ Offerings pursuant to the Securities Act of 1933 on https://republic.com (and all applicable branches of such website), an online platform owned by OpenDeal Inc. and hosted by Republic Core LLC (“Republic Core”), affiliates of ODB (collectively, the “Republic Platform”). The Offerings shall be conducted on a “best efforts” basis, providing hosting and operational services for the Offerings. Best efforts participation may consist of ODB’s use of its best efforts to place all or part of the Offerings.

b.	Business Advisory Services. Provide standard, additional, or enhanced reviews of KYC, AML, diligence, ODB’s internal review of the offering documents, and the appropriate time and effort undertaken to perform such reviews. ODB may provide additional guidance regarding the Offering’s size and structure, market conditions, and provide suggestive participation into other possible circumstances that may affect the Issuer (collectively, “Business Advisory Services”). Business Advisory Services may involve ODB: (i) familiarizing itself with the Issuer’s business, operations, financial condition, and prospects using public and provided information to analyze potential contributions to future operating results; (ii) advising and assisting in negotiating and completing the Offerings; and (iii) performing other financial advisory services as agreed upon by ODB and the Company. For the abundance of clarity, Business Advisory Fees do not include Marketing Support Fees.

c.	Services Not Provided. ODB shall not be responsible for any duties or obligations not explicitly identified herein. Any obligations of ODB shall be contingent upon the Issuer meeting its obligations outlined herein, and those found in the Terms of Service.

3.	Commissions and Fees. In exchange for the Services, the Issuer shall pay and be responsible for the fees outlined in Schedule A (the “Fees”).

4.	Custodian. In the event a third-party intermediary is appointed to custody the Securities (a “Custodian”), and custodial accounts for Investors are opened and facilitated by such Custodian (each a “Custodial Account”), the Issuer shall pay the Custodial Fees as defined in Schedule A. The Issuer acknowledges and agrees that: (i) the Republic Platform makes no representations and does not guarantee the performance of the Custodian; (ii) the Issuer will have no recourse against the Republic Platform in the event of any performance failures by the Custodian; and(iii) ODB in its sole discretion shall choose which Custodian is utilized for the Offerings, if any.

5.	Use of the Republic Platform. The Issuer agrees to the Republic Terms of Service accessible at http://republic.com/terms and privacy policy accessible at https://republic.com/privacy (“Terms of Service”), or any successor website including, without limitation, the Issuer Offering Terms. The Terms of Service are hereby incorporated by reference into this Agreement. Where the Terms of Service conflict with this Agreement, this Agreement shall govern. By executing this Agreement, the Issuer consents to be bound by the Terms of Service which may be modified unilaterally by ODB from time-to-time. All defined terms in this Agreement shall have the same meaning attributed to them in the Terms of Service and are incorporated by reference herein.

6.	Representations, Warranties, and Covenants.

a.	Mutual Representations, Warranties, and Agreements. Each Party represents and warrants to the other Party that: (i) it is duly organized and validly existing under the laws of the jurisdiction of its establishment; (ii) it has the full power and authority to enter into this Agreement and to perform its obligations under this Agreement; (iii) it has obtained all material consents and approvals and taken all actions necessary for it to validly enter into and give effect to this Agreement and to engage in the activities contemplated and perform its obligations under this Agreement; (iv) this Agreement will, when executed, constitute lawful, valid, and binding obligations of each Party, enforceable in accordance with its terms; (v) it is understood that no sale of the Securities shall be regarded as effective unless and until accepted by the Issuer and the Issuer reserves the right to reject any subscription for Securities under a subscription agreement in whole or in part; and (vi) the execution, delivery, and performance of this Agreement by either Party will not: (a) violate any legal requirements or other obligations of the Party; (b) require any government authorization, consent, approval, exemption, action, or notice; or (c) conflict with or constitute a default under the governing documents, contracts, commitments, agreements, or restrictions binding on the Party or its assets.

b.	Issuer Representations, Warranties, and Covenants. The Issuer represents, warrants, and covenants to ODB as follows:

i.	Issuer represents, warrants, and covenants to ODB that: (i) the Securities are, and during the Term shall remain, registered or exempt from the registration requirements of the Securities Act, and the rules and regulations promulgated thereunder, and are, and during the Term shall remain, registered or exempt from the registration requirements of any state where Issuer from time to time will offer such securities in accordance with Applicable Law; (ii) it will not, during the Term, either (a) act as a “broker” or “dealer” as those terms are defined under Applicable Law or otherwise act in a capacity under any other law that is not permitted, unless pursuant to an applicable exemption, or provide investment advice with respect to any Investor or (b), with respect to any Investor, hold or have access to any funds or securities , or extend credit for the purpose of purchasing securities through ODB, including specifically the Securities; and (iii) Issuer owns the Issuer Branding, Issuer Site, and Issuer Content and/or has the right to grant the licenses and/or rights of use as contemplated by this Agreement. . The Issuer shall refund any received consideration to the Investor within 10 days of notice that ODB is unable to reconcile an Investor subscription.

ii.	The Issuer agrees that, based upon the data, documents, and materials (collectively the “Books and Records”) provided by ODB or an Affiliate of ODB, or contracted third-party vendor from time to time, Issuer shall maintain an accurate and complete record on its official books and records of the number of units (which may be in aggregate if permitted by Law) of Securities held by Investors.

iii.	The Issuer further represents, warrants and agrees to exercise its commercially reasonable efforts to conduct an Offering on the Republic Platform expeditiously, including satisfying all legal, accounting, and securities filing requirements to do so, as reasonably determined by ODB and as required by applicable law. Notwithstanding the Services as provided under this Agreement, the Issuer is solely responsible for and shall: (i) keep an accurate record of the number of units of Securities held by Investors, based on data provided by Republic or vendors; (ii) maintain a record of the number of units of Securities held by ODB, or deliver an original unit certificate to ODB if certificated; and (iii) provide ODB with details and associated monies of any payments due to Investors, ensuring timely credit and relevant tax documentation for delivery by ODB to Investors at the Issuer’s expense). The Issuer further acknowledges that ODB does not provide legal advice or serve as a substitute for Issuer’s own legal and regulatory representation (which is required).

iv.	The Issuer further acknowledges and agrees that ODB may, at its discretion, take actions it deems necessary to perform due diligence or investigate the Issuer and/or any Offering at any time and Issuer will fully cooperate with ODB with respect to these efforts and provide responsive documents and information to ODB within a reasonable period, but no later than 5 business days, after ODB’s request.

c.	ODB Representations, Warranties and Covenants. ODB represents, warrants, and covenants to the Issuer as follows:

i.	ODB represents, warrants, and covenants to Issuer that: (i) it is, and during the term of this Agreement will remain, duly registered and in good standing as a broker-dealer with the SEC and is a member firm in good standing with FINRA; (ii) it has obtained and currently maintains all applicable state licenses and registrations necessary to perform the services described herein and to receive compensation hereunder, and, in performing such services, will comply with all applicable state laws relating to the Offerings; (iii) neither ODB nor its managing members, directors, executive officers, participating officers, or any compensated representatives are subject to the disqualification provisions of Rule 262 of Regulation A under the Securities Act; and (iv) ODB, together with Republic, owns the ODB Branding, Platform, and ODB Content and/or has the right to grant the licenses and/or rights of use as contemplated by this Agreement.

ii.	ODB further represents and warrants that it will provide the services contemplated under this Agreement in compliance with the terms, conditions, and legal requirements set forth in the Securities Act of 1933, Securities Exchange Act of 1934, and each Rule or Regulation promulgated thereunder (collectively referred to herein as “Applicable Law”). ODB shall reconcile all Investor subscriptions, including verifying subscriptions and KYC/AML of Investors. If ODB cannot reconcile a subscription, it will promptly notify the Issuer.

7.	Disclaimer of Warranties. THE SERVICES ARE PROVIDED ON AN “AS IS” AND “AS AVAILABLE” BASIS. ODB SPECIFICALLY DISCLAIMS ANY AND ALL WARRANTIES FOR THE SERVICES, EXPRESS OR IMPLIED, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. NEITHER ODB NOR REPUBLIC WARRANTS THAT THE SERVICES WILL MEET THE ISSUER’S OR ANY INVESTOR’S REQUIREMENTS OR THAT THE SERVICES WILL BE UNINTERRUPTED OR ERROR-FREE. NO ORAL OR WRITTEN INFORMATION GIVEN BY ODB OR REPUBLIC SHALL CREATE ANY WARRANTIES OR IN ANY WAY INCREASE THE SCOPE OF ODB’S OBLIGATIONS HEREUNDER UNLESS IN THE FORM OF A FORMAL AGREEMENT EXECUTED BY THE PARTIES.

8.	Limitations of Liability; Indemnification.

a.	Limitation of Liability. Except in the case of willful misconduct or fraud, in no event shall ODB or Republic, including their respective officers, directors, employees and associated persons (the “Republic Parties”) be liable to the Issuer or any third-party for any indirect, special, consequential, incidental or punitive damages, including without limitation, lost profits even if advised of the possibility of such damages, in any manner arising out of or in connection with this Agreement or the breach of any term, covenant, representation, warranty or obligation contained herein. In no event shall the Republic Parties’ liability to the Issuer or any third-party exceed the amount of remuneration actually received by ODB pursuant to this Agreement.

b.	Indemnification. To the fullest extent permitted by applicable law, the Issuer agrees to indemnify, defend and hold the Republic Parties and each of their respective representatives, successors and assigns harmless from and against any and all liabilities, obligations, losses, damages, claims, actions, suits, costs and expenses (including professional fees and expenses) of any kind and nature whatsoever concerning, relating to, arising out of or from, this Agreement; the Securities ; the Offerings; or violation of law, any acts or omissions, negligence or willful misconduct of the Issuer.

c.	No Claim Preclusion. Nothing in this Section 8 shall be construed to preclude either Party from making any claim against the other arising out of a failure to perform obligations under this Agreement. Neither Party shall be precluded from claiming or commencing an action for contribution to any amounts the other may be required or otherwise agreed to be paid to an Investor or other third party, including a regulator, with jurisdiction over the Services.

9.	Term and Termination.

a.	Term. The term of this Agreement commences on the Effective Date and continues until the later of (i) termination pursuant to Section 9(b), 9(c) or 9(d) and the payment of any outstanding costs by the Issuer or (ii) where all Proceeds are disbursed according to the terms of this Agreement and the Offering documents (a “Successful Closing”) and the payment of any outstanding costs by the Issuer.

b.	Termination. This Agreement may be terminated without cause by either Party, upon 30 days prior written notice; provided, if Issuer terminates for any reason other than for ODB’s uncured breach under Section 9(c), Issuer shall immediately pay to ODB all applicable fees set forth in Schedule A including: (i) the Termination Fee, (ii) Business Advisory Fees, and (iii) any incurred Payment Processing Fees. Either Party may terminate this Agreement for cause immediately if the other Party: (i) Breaches a material obligation and fails to cure it within 10 days of notice; (ii) Voluntarily or involuntarily becomes subject to bankruptcy, insolvency, receivership, liquidation proceedings or composition for benefit of creditors; (iii) Admits in writing its inability to pay debts as they become due; or (iv) becomes subject to any order, determination, judgment or settlement that materially impairs its ability to perform under this Agreement

c.	Breach. Any breach of this Agreement by a Party shall entitle the non-breaching Party to give the breaching Party written notice specifying the nature and basis of such breach and provide the breaching Party an opportunity to cure such breach. If such breach is not cured within 10 days after the receipt of such notice (or, if such default cannot be cured within such 10-day period), the notifying Party shall be entitled, without prejudice of its rights, in addition to any other remedies available to it by law or in equity, to terminate this Agreement by giving written notice to take effect immediately after such notice. The right of either Party to terminate this Agreement, as provided above, shall not be affected in any way by its waiver or failure to take action with respect to any previous default.

d.	Actions Upon Termination. Upon the termination of this Agreement, Issuer shall remove all references to any ODB Name, ODB Branding, and ODB Content from the Issuer Site or Issuer Content and shall terminate all links on the Issuer Site to any Platform. ODB shall remove all references to Issuer Name, Issuer Branding, and Issuer Content and shall terminate all links on the Platform to any Issuer Site. Each Party shall promptly return all Confidential Information, documents, manuals, and other materials stored in any form or media (including, but not limited to, electronic copies) belonging to the other Party, except as may be otherwise provided in this Agreement or required by Law.

10.	Miscellaneous.

a.	Notices. All notices and other communications given or made hereunder shall be in writing and will be deemed received upon delivery. The Parties hereby consent to receive notice to mutually acknowledged email addresses.

b.	Amendments. No change, amendment, or modification of any provision of this Agreement will be valid unless set forth in writing and signed by the Parties.

c.	Confidentiality. The Parties hereby agree that during the Term, the contents of this Agreement, including communications, all non-publicly available documents, and any data regarding Offering participants are strictly confidential and that neither Party shall disclose its contents to any unaffiliated third-party, except those employees, contractors, or associates who are subject to confidentiality with respect to such information, without written consent of the other Party, provided that the Issuer shall be free to disclose the fees due and payable in connection with the Offerings to its Investors therein. Each Party further agrees that it is solely responsible for ensuring that all of its employees, contractors, and associates are informed of and maintain this confidentiality provision. Notwithstanding the foregoing provisions, a Party may disclose such information if it is legally required by any government or judicial authority. This Section 10 shall survive for a period of 3 years beyond termination of this Agreement, except with respect to Confidential Information that is personally or identifying information regarding or relating to an Investor, in which case Section 10 shall be indefinite, unless in the case of Issuer, such disclosure is authorized by the relevant Investor in connection with the Securities and in the case of ODB, is otherwise permitted by Law.

d.	Non-exclusive ODB Relationship. ODB reserves the right, without obligation or liability to the Issuer, to market and provide either directly, through other parties, or through any other type of distribution channel, services to others that are the same as or similar to the Services.

e.	Compliance with Law; Governing Law. Each Party shall comply with any Law applicable to the performance of its obligations hereunder. This Agreement shall be governed by the laws of the State of New York, except with respect to the choice of law provisions therein or to the extent inconsistent with FINRA Rules applicable to an arbitration proceeding under Section 10(f) below.

f.	Arbitration. Any controversy or claim arising out of or relating to this Agreement shall be submitted to arbitration and conducted before FINRA Dispute Resolution before a panel of three arbitrators and in accordance with FINRA rules. Arbitration must be commenced by service upon the other Party of a written demand for arbitration or a written notice of intention to arbitrate. Proceedings and hearings will take place in New York, New York. Both Parties waive any right that either of them may have to institute or conduct litigation or arbitration in any other forum or location, or before any other body. Arbitration is final and binding on both Parties. An award rendered by the arbitrator(s) may be entered in any court of applicable jurisdiction over the Parties. Each party bears its own expenses, including legal fees. Arbitration costs are split equally. Each party selects one arbitrator, and these arbitrators choose a third. If they cannot, FINRA rules apply. Arbitration awards may be enforced in any applicable court.

g.	Control of the Offerings. Issuer agrees that it must meet all of Republic’s confidential internal policies, as dictated by Republic’s anti-money laundering policy, know-your-consumer policy, published policies on the Republic Platform and other applicable regulations (collectively, the “Republic Policies”). ODB reserves the right to control the timing of the Offerings and delay, cancel or withdraw an Offering at any time for the following reasons: (i) pursuant to its due diligence and suitability obligations, (ii) in the interest of investor protection, or (iii) to protect ODB’s reputation.

h.	No Agency. Neither Party is an agent, representative, or partner of the other, and cannot bind or obligate the other. This Agreement does not create a joint venture, partnership, or association between the Parties.

i.	Assignment. The Issuer cannot assign, sublicense, or transfer this Agreement or any related rights without ODB’s prior written consent, which may be withheld at ODB’s discretion. ODB can assign, sublicense, or transfer this Agreement or any related rights to any of its affiliates authorized to provide the Services, by notifying the Issuer within 30 days prior thereto. If ODB merges or combines with another registered broker- dealer, this Agreement will automatically transfer to the successor, provided it does not materially prejudice the Issuer.

j.	No Waiver. The failure of either Party to insist upon or enforce strict performance by the other Party of any provision of this Agreement, or to exercise any right under this Agreement, shall not be construed as a waiver or relinquishment to any extent of such Party’s right to assert or rely upon any such provision or right in that or any other instance; rather the same shall be and remain in full force and effect.

k.	Entire Agreement. This Agreement and the Terms of Service constitute the entire agreement between the Parties, superseding all prior understandings and representations. Defined terms in this Agreement have the meanings set forth herein; capitalized terms not defined are defined in the Terms of Service. In the event of a conflict between this Agreement and the Terms of Service, this Agreement prevails.

l.	Severability; Survival. If any provision of this Agreement is found unenforceable by a party of competent jurisdiction, the remainder of the Agreement shall remain in full force and effect. Upon the expiration or termination of this Agreement, Sections 5, 6, 8, 9, 10(d) and 10(f) shall survive and neither the expiration nor termination of this Agreement, however arising, shall impair, terminate or prejudice any accrued rights or remedies of the Parties.

IN WITNESS HEREOF, the Parties hereto have executed this Agreement:

OPENDEAL BROKER LLC		Central RoRo, LLC

By:	/s/ Ian Epstein	By:	/s/ Jordan Taylor
	Ian Epstein, CEO		Jordan Taylor

Address: 149 5th Ave, 10th Floor, New York, NY 10010		Address: 829 N 1st Ave #201, Phoenix, Arizona 85003, United States
Email: ian.epstein@thecapitalr.co		Email: jordan@intersectiondev.com

Date Executed: 11/29/2025		Date Executed: 11/26/2025

Schedule A – Commissions and Fees

Cash and Securities Commission

The Issuer shall pay to ODB (I) a cash fee the greater of (A) $12,000.00 or (B) six percent (6.0%) of the dollar value of the securities issued to Investors pursuant to the combined proceeds of each Offering at the time of closing (the “Cash Commission”), and (II) a securities commission equivalent to two percent (2.0%) of the dollar value of the Securities issued to Investors pursuant to the combined proceeds of each Offering at the time of closing (the “Securities Commission”, and together with the Cash Commission, the “ODB Commissions”). Such Securities shall be of the same type as those issued by the Issuer in and through each Offering. ODB will comply with Lock-Up Restriction required by FINRA Rule 5110(e)(1) and FINRA Rule 5110(g). All Securities Commissions due to ODB shall be issued pursuant to the registration exemption provided by Section 4(a)(2) of the Securities Act unless otherwise qualified or registered under such. The Issuer agrees that the Securities Commission can be assigned to ODB’s Affiliates at ODB’s sole discretion and without notice, and no further consent from the Issuer is needed for this assignment.

For purposes of clarity, OBD and any assignee thereof understands and agrees that there are significant restrictions pursuant to FINRA Rule 5110 against transferring the Securities Commission during the one hundred eighty (180) days after the qualification date of the offering statement on Form 1-A of the Issuer for the Offering and by its acceptance thereof, shall agree that it will not sell, transfer, assign, pledge or hypothecate the Securities Commission, or any portion thereof, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such Securities Commission for a period of one hundred eighty (180) days following the qualification date of the offering statement on Form 1-A of the Issuer for the Offering to anyone other than to: (i) the Issuer; (ii) a registered broker-dealer participating in the Offering; (iii) an affiliate of ODB; (iv) a partner, officer, or employee of ODB; or (v) transfers occurring by operation of law; provided, however, that in the case of clauses (ii), (iii), and (iv) of this paragraph, the transferee agrees in writing to be bound by the terms of this lock-up restriction for the remainder of the 180-day period.

Off-Platform Services Commissions	For each executed transaction resulting from off-platform services for Investors introduced to Issuer via an introduction notice (each, an “Off-Platform Investor”), Issuer shall pay ODB: (i) a cash payment of six percent (6.0%) % of the dollar value of the Securities issued to the Off- Platform Investor (“Off-Platform Cash Commission”), and (ii) two percent (2.0%) of the total number of Securities of the same type issued to the Off-Platform Investor (“Off-Platform Securities Commission”). Together, these payments are the “Off-Platform Services Commissions.” Excluded Investors are listed in Annex A. Off-Platform Services Commissions are payable to ODB even after termination, unless for cause.
Business Advisory Services Fees	The Issuer shall pay $15,000.00, within 7 days of the Effective Date for Business Advisory Services.
Termination Fee	$10,000.00 (the “Termination Fee”).
Payment Processing Fees and Administrative Fees	The Issuer shall pay to ODB, irrespective of the outcome of any offering, all payment processing fees including, but not limited to Stripe Inc., Zero Hash LLC and any other payment processor mutually agreed to by ODB and the Issuer. If the Offering has launched, these fees are typically the greater of $2,500 or approximately 2% of an Offering’s proceeds. The Issuer shall reimburse ODB for administrative fees associated with the Offering as outlined in Republic’s Terms of Service.
Bad Actor Checks and Escrow Set-Up Fee	ODB utilizes its Affiliate, Republic Core LLC, to facilitate the opening of escrow accounts and the completion of statutorily required bad actor checks. Issuer will pay Republic Core LLC $3,000 promptly, after the commencement of an Offering for such services. In the event an Offering is unsuccessful, an invoice shall be issued to the Issuer within 7 days of the withdrawn or canceled Offering requesting remittance of payment for such fees, payable to Republic Core LLC. In the event that no escrow accounts are opened for an Offering, Issuer shall pay Republic Core LLC $1,500.
Additional	Payment Disputes: In the event of a payment dispute or late failure associated with an Investor, Issuer shall solely bear the total costs related to the payment dispute or late failure (including, without limitation, repaying the funds to the Investor). In the event the payment processor (including, without limitation, Stripe Inc.) requires ODB to front the funds associated with the payment dispute or late failure, Issuer shall immediately repay ODB said funds and costs associated therewith, and failure to do so is deemed a material breach of this Agreement.
Zero Hash Refund Policy: Issuer acknowledges and agrees to ODB’s refund policy regarding cryptocurrency subscriptions processed through Zero Hash LLC, as set forth in the Terms of Service. Issuer further agrees that any overpayment amounts of less than $25 shall be deemed a non- refundable gift from the applicable subscriber to the Issuer.
Custodial Fees	Custodial Fees are $5.00 per Investor per Custodial Account, per year (collectively, the “Custodial Fee”). ODB shall cover the Custodial Fee for the first 1,000 Custodial Accounts for 5 calendar years commencing at the closing date of the Offering. If there are more than 1,000 Custodial Accounts for the Offering, the Issuer shall pay $5.00 per Custodial Account. After 5 calendar years from the closing date of the Offering, the Issuer shall cover all Custodial Fees, paid directly to ODB (or directly to the Custodian, as determined by ODB) until the termination of such Custodial Accounts. The Issuer acknowledges and understands that such Custodial Fees are subject to change based on vendor cost.

Annex A – Excluded Investors

The following entities or brands and their affiliates or related entities: